                                                                      EXHIBIT 12

                            VERIZON NEW JERSEY INC.

               Computation of Ratio of Earnings to Fixed Charges
                             (Dollars in Millions)

                                                      Three Months                      Years Ended December 31,
                                                         Ended       -------------------------------------------------------
                                                      March 31,200    2000        1999        1998        1997       1996
                                                      ------------    ----        ----        ----        ----       ----
Income before provision for income taxes and
  cumulative effect of change in accounting
  principle........................................     $ 244.5      $1,100.2    $1,067.4    $  904.9     $ 837.4    $ 746.3
Equity in income of affiliate......................         (.4)         (2.0)        (.8)          -           -          -
Dividends received from equity affiliate...........          .5           1.0          .8           -           -          -
Interest expense...................................        34.0         124.7       110.9       105.2       103.8       95.6
Portion of rent expense representing interest......         3.4          14.6        15.2        15.9        15.1       12.7
Amortization of capitalized interest...............         1.3           4.7         4.1         3.5         3.0        2.2
                                                        -------      --------------------------------------------------------
Earnings, as adjusted.............................      $ 283.3      $1,243.2    $1,197.6    $1,029.5     $ 959.3    $ 856.8
                                                        =======      ========================================================
Fixed charges:
Interest expense..................................     $   34.0        $124.7     $ 110.9    $  105.2     $ 103.8    $  95.6
Portion of rent expense representing interest.....          3.4          14.6        15.2        15.9        15.1       12.7
Capitalized interest..............................          3.4           9.6         6.7        12.0         7.6       10.6
                                                        -------      --------------------------------------------------------
Fixed Charges.....................................      $  40.8      $  148.9     $ 132.8    $  133.1     $ 126.5    $ 118.9
                                                        =======      ========================================================
Ratio of Earnings to Fixed Charges...............          6.94          8.35        9.02        7.73        7.58       7.21
                                                        =======      ========================================================